CORPHQ
MARKETING AGREEMENT

This Marketing Agreement ("Agreement") is made and effective this January 4, 2001 by and between MyPersonalSalon.com Inc., a Delaware corporation ("Company") and CorpHQ Inc., ("CorpHQ"), Company desires to engage CorpHQ to render, and CorpHQ desires to render to Company, certain marketing and advertising services, pursuant to the following terms and conditions:

 1.  Engagement.

Company engages CorpHQ to render certain services in connection with planning, developing and implementing a comprehensive marketing program and Internet site for Company. CorpHQ will:

(a) Analyze Company's current and proposed products and services and present and potential markets; (b) Create, prepare and submit to Company, for its prior approval, a comprehensive marketing program, related advertising and promotional campaigns and an outline for the development and implementation of a website; (c) Design, produce and deliver the website and promotional support items and advertisements, and; (d) Perform such other services as Company may request from time to time such as, but not limited to direct sales, publicity and public relations work, market research and analysis.

(b) Consultation and Promotional Support. CorpHQ will furnish consultation, creative direction, design, art production, programming, printed and interactive media, photography, video production, public relations, corporate communications, market research and fulfillment as may be required for implementation of the marketing program and website.

 2. Compensation.

Company shall pay CorpHQ the sum of $300,000 for the creation and development of the marketing plan, (the "Marketing Plan"), to include related sales, advertising and promotional campaigns and website. Said fee shall be payable in full by the transfer of four million (4,000,000) shares of the freely tradable common stock of the Company at the sum of seven and one half cents ($0.075) per share, pursuant to the terms of the attached Registration Rights Agreement.

3.  Ownership and Use.

(a) To the fullest extent possible under law, Company shall own any and all right, title and interest in and to, including copyrights, trade secret, patent and other intellectual property rights, with respect to any copy, photograph, advertisement, music, lyrics, or other work or thing created by CorpHQ or at CorpHQ's direction for Company pursuant to this Agreement and utilized by Company.

(b) Upon termination of this Agreement, Company agrees that any advertising, merchandising, package, plan or idea prepared by CorpHQ and submitted to Company (whether submitted separately or in conjunction with or as a part of other material) which Company has elected not to purchase or utilize, shall remain the property of CorpHQ, until Company has paid all amounts due to CorpHQ pursuant to Section 3 of this Agreement. In the event that Company fails to pay to CorpHQ all the compensation described in Section 2, Company shall immediately return to CorpHQ any sketches, drafts, proofs, copy, artwork, plates or other physical embodiment of such creative work relating to any unpurchased idea or plan, which may be in Company 's possession.

(c) Materials and advertisements created by CorpHQ pursuant to this Agreement may not be used by Company outside the United States without the prior written consent of CorpHQ.

4.   Non-Circumvention.

Company irrevocably agrees not to circumvent, avoid or bypass CorpHQ, either directly or indirectly, in order to avoid payment of fees, or otherwise benefit, either financially or otherwise, from information or personnel supplied to it by CorpHQ. This non-circumvention agreement pertains to all interaction with individuals or organizations introduced to Company by CorpHQ, with whom a business relationship exists, or may exist during the term of this Agreement. Company agrees not to hire or contract with any CorpHQ employee or independent, subcontracted service provider that has provided services to the Company during the term of this Agreement, for one year after the termination of this Agreement.

5.  Indemnification.

(a) Company agrees to indemnify and hold CorpHQ harmless with respect to any claims, loss, liability, damage or judgment suffered by CorpHQ, including reasonable attorney's fees and court costs, which results from the use by CorpHQ of any material furnished by Company or where material created by CorpHQ or at the direction of CorpHQ. All information or data obtained by CorpHQ from Company to substantiate claims made in advertising shall be deemed to be "material furnished by Company to CorpHQ".

(b) In the event of any court action or legal proceeding instituted against Company by any regulatory agency or third party, which challenges any advertising prepared by CorpHQ, CorpHQ shall cooperate with the preparation of the defense of such action or proceeding by Company and Company 's attorneys.

6.  Termination.

(a) The term of this Agreement shall commence upon execution of this Agreement and shall continue in full force and effect until such time as all materials and services provided hereunder are delivered to the Company.

(b) Upon termination of the Agreement, CorpHQ shall transfer, assign and make available to Company all property and materials in CorpHQ's possession, subject to Company's payment of all amounts due to CorpHQ, pursuant to Section 3 of this Agreement.

(c) Upon termination, CorpHQ agrees to provide reasonable cooperation in arranging for the transfer or approval of third party's interest in all contracts, agreements and other arrangements with advertising media, suppliers, talent and others not then utilized, and all rights and claims thereto and therein, following appropriate release from the obligations therein.

(d) In the event of any default of any material obligation by or owed by a party pursuant to this Agreement, then the other party may provide written notice of such default and if such default is not cured within thirty (30) days of the written notice, then the non-defaulting party may terminate this Agreement.

 7.  Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Company :	If to CorpHQ, Inc.:
1407 Broadway, Suite 1206	PO Box 812
New York, NY 10018	Redondo Beach, CA 90277

8.  Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements, whether written or oral on the subject matter hereof.  This Agreement may be modified only by a further writing that is duly executed by both parties.

9.  Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of California.

10. Attachments. The parties agree that the attached Registration Right Agreement shall be construed as an integral part of this Agreement.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MyPersonalSalon.com Inc.                                           CorpHQ Inc.
Vince Hickman                                                                Steven Crane
President                                                                          Chairman